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                      August 1, 2023

       Ricardo Ramos
       Chief Executive Officer
       Chemical & Mining Company of Chile, Inc.
       El Trovador 4285, 6th floor
       Santiago, Chile +56 2 2425 2000

                                                        Re: Chemical and Mining
Company of Chile, Inc.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 26,
2023
                                                            File No. 033-65728

       Dear Ricardo Ramos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation